Exhibit 99.1


        American Spectrum Realty Announces Extension to Odd Lot Buy Back
                        Offer Through September 30, 2005


    HOUSTON--(BUSINESS WIRE)--June 29, 2005--American Spectrum Realty, Inc. ("the Company") (AMEX:AQQ), a real estate investment and management company headquartered in Houston, Texas, announced today that it will extend the odd lot buy back program currently due to expire July 1, 2005. The Company will continue its offer to purchase up to 250,000 shares from holders of fewer than 100 shares through September 30, 2005. Shareholders who participate in the program will receive the price-per-share equal to the average of the daily closing prices of the Company's Common Stock during the week in which response cards are received and processed, with no additional charges from the program.
    Shareholders with fewer than 100 shares will be eligible to participate. The Company mailed the original offer during the week of April 4, 2005, and will mail the extended offer during the week of June 27, 2005. Mellon Investor Services, the Company's transfer agent, will continue to administer the program. The offer will expire on September 30, 2005. Holders of fewer than 100 shares who elect to accept the offer must sell all of the shares owned by them.
    William J. Carden, President and CEO, stated, "We are pleased to extend this offer to our shareholders." He reiterated, "This odd lot offer will enable holders of fewer than 100 shares to sell their stock without broker commission or other costs. The Company will benefit by reducing its costs related to shareholder recordkeeping and shareholder communication."
    The Company encourages each holder of fewer than 100 shares to make his or her own decision as to whether to sell shares in this odd lot buy back offer. The Company may withdraw the offer at any time.
    Inquiries about this program can be directed to Mellon Investors Services at 866-768-4949.
    American Spectrum Realty, Inc. is a real estate investment and management company that owns 24 office, industrial, apartment and retail properties aggregating over 2.2 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.
    Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.


    CONTACT: American Spectrum Realty, Inc., Houston
             William J. Carden, 713-706-6200